Summarized financial information for Matson Navigation Company, Inc. as of December 31, 2010, December 25, 2009, and December 26, 2008, is as follows (in millions, except current ratio):

	As of	As of	As of
	December 31,	December 25,	December 26
	2010	2009	2008

Current assets	$209	$201	$214
Current liabilities	$192	$201	$164
Current ratio	1.09:1	1:1	1.30:1
Working capital	$17	$--	$50
Other assets	$960	$967	$1,030
Long-term liabilities	$529	$527	$621
Net worth	$449	$440	$459